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                                                                     EXHIBIT (F)

                                                              September 30, 1999

                        RIGHT OF FIRST OFFER AGREEMENT

Parties:       GLOBAL SPORTS, INC.,
-------        a Delaware Corporation ("Global")
               555 S. Henderson Road
               King of Prussia, PA 19406

               GEN-X EQUIPMENT INC.,
               an Ontario corporation ("Gen-X Equipment")
               25 Vanley Crescent
               North York, Ontario
               Canada, M3J2B7


Date:          _____________, _____
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Background:  Global, U.S. Acquisition Co. ("U.S. Co."), Canadian Acquisition Co.
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("Canadian Co."), DMJ Financial, Inc., James J. Salter and Kenneth J.
Finkelstein are parties to an Acquisition Agreement, dated as of September 24, 1999 (the "Acquisition Agreement"), pursuant to which (i) U.S. Co. acquired all of the issued and outstanding shares of capital stock of Gen-X Holdings Inc., a Washington corporation, in exchange for, among other things: (a) a cash payment in the amount of Six Million Forty Thousand Dollars ($6,040,000); (b) a promissory note in the principal amount of Five Million Dollars ($5,000,000);
and (c) the assumption of Global's non-negotiable subordinated notes in the original aggregate principal amount of Three Million Nine Hundred Sixty Thousand Dollars ($3,960,000) payable to Gen-X Holdings, dated as of the Closing Date, together with all accrued and unpaid interest thereon, and (ii) Canadian Co. acquired all of the issued and outstanding shares of capital stock of Gen-X Equipment in exchange for, among other things, a promissory note (the in the principal amount of Five Million Dollars ($5,000,000). As a condition to the consummation of the transactions contemplated by the Acquisition Agreement, Global has agreed to cause its subsidiary to use commercially reasonable efforts to grant a right of first offer to Gen-X Equipment in certain of such subsidiary's inventory. Any capitalized terms not defined herein shall have the meaning ascribed to such terms in the Acquisition Agreement.

     NOW, THEREFORE, intending to be legally bound hereby, and in consideration of the mutual agreements contained herein, Global and Gen-X Equipment agree as follows:

     1.   Right of First Offer.  Subject to the terms and conditions hereof,
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Global hereby agrees to cause its wholly-owned subsidiary, Global Sports
Interactive, Inc. ("GSI"), to use commercially reasonable efforts to first offer to Gen-X Equipment future sales by GSI of closeout athletic footwear, apparel and sporting goods inventory ("GSI Closeout Inventory"). Each time GSI proposes to offer any GSI Closeout Inventory for sale to a third party, Global shall cause GSI to use commercially reasonable efforts to offer such GSI Closeout Inventory to Gen-X Equipment in accordance with the following provisions:
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          (a)  GSI shall notify (the "First Offer Notice") Gen-X Equipment orally or in writing of (i) its intention to offer such GSI Closeout Inventory for sale, (ii) the type and quantity of such GSI Closeout Inventory to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such GSI Closeout Inventory.

          (b) Within forty-eight (48) hours after receipt of the First Offer Notice, Gen-X Equipment may elect to purchase, at the price and on the terms specified in the First Offer Notice, all, but not less than all, of such GSI Closeout Inventory described in the First Offer Notice.

          (c) If Gen-X Equipment elects not to purchase such GSI Closeout Inventory, or if Gen-X Equipment does not make any election within such forty-eight (48) hour period with respect to such GSI Closeout Inventory, GSI may sell such GSI Closeout Inventory to any third party at any price which is not less than ninety percent (90%) of the price specified in the First Offer Notice and neither Global nor GSI shall have any further obligations hereunder with respect to such GSI Closeout Inventory.

          (d) If GSI desires to sell such GSI Closeout Inventory at a price which is less than ninety percent (90%) of the price specified in the First Offer Notice, GSI shall notify Gen-X Equipment orally or in writing of the price at which it proposes to offer such GSI Closeout Inventory and Gen-X Equipment may elect, within twenty-four (24) hours after such notice, to purchase, at such price and on the terms specified in the First Offer Notice, all, but not less than all, of such GSI Closeout Inventory. If Gen-X Equipment elects not to purchase such GSI Closeout Inventory, or if Gen-X Equipment does not make any election within such twenty-four (24) hour period with respect to such GSI Closeout Inventory, neither Global nor GSI shall have any further obligations hereunder with respect to such GSI Closeout Inventory.

     2.   Consent.   Notwithstanding the foregoing, neither Global nor GSI shall
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have any obligations with respect to the sale of GSI Closeout Inventory if, during the forty-eight (48) hour period following receipt by Gen-X Equipment of the First Offer Notice relating to such GSI Closeout Inventory, Global is unable to obtain the consent of the manufacturer, vendor or retailer of such GSI Closeout Inventory to the sale of such GSI Closeout Inventory to Gen-X Equipment or if such manufacturer, vendor or retailer otherwise objects to the sale of such GSI Closeout Inventory to Gen-X Equipment.

     3.   Miscellaneous.
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          (a)   Notices. All notices, consents or other communications required
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or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered personally or when sent via facsimile, (ii) three business days after being mailed by first class certified mail, return receipt requested, postage prepaid, or (iii) one business day after being sent by a reputable overnight delivery service, postage or delivery charges prepaid, to the

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parties at their respective addresses stated on the first page of this
Agreement. Notices may also be given by prepaid telegram and shall be effective on the date transmitted if confirmed within 24 hours thereafter by a signed original sent in the manner provided in the preceding sentence. A copy of each notice to Gen-X Equipment, other than First Offer Notices, shall be simultaneously sent to Borden & Elliot, Scotia Plaza, 40 King Street West, Toronto, Ontario M5H 3Y4, Canada, Attn: Daniel F. Hirsh. A copy of each notice to Global shall be simultaneously sent to: Blank Rome Comisky & McCauley LLP, One Logan Square, Philadelphia, Pennsylvania 19103, Attn: Francis E. Dehel, Esquire. Any party may change its address for notice and the address to which copies must be sent by giving notice of the new addresses to the other parties in accordance with this Section 3(a), except that any such change of address notice shall not be effective unless and until received.

          (b)   Amendment. This Agreement may be amended, modified or
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supplemented by the parties hereto, provided that any such amendment, modification or supplement shall be in writing and signed by the each of the parties hereto.

          (c)   Waivers.   No waiver with respect to this Agreement shall be
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enforceable against Gen-X Equipment unless in writing and signed by Gen-X
Equipment. No waiver with respect to this Agreement shall be enforceable against Global unless in writing and signed by Global. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any party, and no course of dealing between or among any of the parties, shall constitute a waiver of, or shall preclude any other or further exercise or further exercise of the same or any other right, power or remedy.

          (d)   Entire Understanding. This Agreement states the entire
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understanding among the parties with respect to the subject matter hereof, and supersede all prior oral and written communications and agreements, and all contemporaneous oral communications and agreements, with respect to the subject matter hereof.

          (e)   Parties in Interest.  This Agreement shall bind, benefit, and be
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enforceable by and against each party hereto and its successors and assigns.
None of the parties shall in any manner assign any of their rights or obligations under this Agreement except with the express prior written consent of the other parties.

          (f)   Severability. If any provision of this Agreement is construed to
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be invalid, illegal or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.

          (g)   Counterparts. This Agreement may be executed in any number of
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counterparts, each of which when so executed and delivered shall constitute an original hereof, and it shall not be necessary in making proof of this Agreement to produce or account for more than one original counterpart hereof.

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          (h)   Section Headings.  The section and subsection headings in this
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Agreement are for convenience of reference only, do not constitute a part of this Agreement, and shall not affect its interpretation.

          (i)   References.  All words used in this Agreement shall be construed
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to be of such number and gender as the context requires or permits. Unless a particular context clearly provides otherwise, the words "hereof" and "hereunder" and similar references refer to this Agreement in its entirety and not to any specific section or subsection hereof.

          (j)   Controlling Law.  THIS AGREEMENT IS MADE UNDER, AND SHALL BE
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CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF
PENNSYLVANIA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED SOLELY THEREIN, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.

          (k)   Jurisdiction and Process.  Each of the parties (i) irrevocably
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consents to the exclusive jurisdiction of the Courts of Common Pleas of
Montgomery County, Pennsylvania, or the United States District Court for the Eastern District of Pennsylvania, in any and all actions between or among any of the parties, whether arising hereunder or otherwise, (ii) irrevocably waives its right to trial by jury in any such action, and (iii) irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 3(a). In any and all actions between or among any of the parties, whether arising hereunder or otherwise, the prevailing party or parties shall be entitled to recover their reasonable attorneys' fees and legal expenses from the other party or parties.

          (l)   No Third Party Beneficiaries.  No provision of this Agreement is
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intended to or shall be construed to grant or confer any right to enforce this
Agreement, or any remedy for breach of this Agreement, to or upon any Person other than the parties hereto, including, but not limited to, any customer, prospect, supplier, employee, contractor, salesman, agent or representative of any of the parties hereto.

          (m)   Term. This Agreement shall commence on the date hereof and
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terminate on the fifth anniversary date hereof, unless extended or sooner terminated in writing by the parties.

     IN WITNESS WHEREOF, the parties hereto have caused this Right of First Offer Agreement to be executed as of the day and year first written above.

GLOBAL SPORTS, INC.                         GEN-X EQUIPMENT INC.


By: ____________________________            By: _______________________________
    Name:                                       Name:
    Title:                                      Title:

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